Exhibit 99.1

Post Office Box 1227 Mount Airy, North Carolina 27030 Telephone: (336) 783-3900 Fax: (336) 789-3687 Email: surreybank@surreybank.com

For Immediate Release	For additional information, please contact
July 27, 2012	Ted Ashby, CEO, or Mark Towe, CFO
(336) 783-3900

Surrey Bancorp Reports Second Quarter Net Income of $367,581

MOUNT AIRY, NC - Surrey Bancorp (the “Company”), (Pink Sheets: SRYB), the holding company for Surrey Bank & Trust, today reported earnings for the second quarter of 2012.

For the quarter ended June 30, 2012, net income totaled $367,581 or $0.09 per fully diluted share, compared with $711,177 or $0.19 per fully diluted common share earned during the second quarter of 2011.

Earnings for the three months ended June 30, 2012, are approximately 48.3 percent lower than for the same period in 2011. The decrease results from an increase in the provision for loan losses. The provision increased from a recapture of $279,825 in the second quarter of 2011 to a provision of $671,770 in 2012. This increase is due to an increase in net loan charge offs during the second quarter of 2012 compared to the second quarter of 2011. Net loan charge offs in the second quarter of 2012 amounted to $771,324 compared to net recoveries of $99,278 in 2011, a difference of $870,602. Net interest income increased from $2,118,802 in the second quarter of 2011 to $2,294,168 in 2012. A reduction in the cost of deposits from the second quarter of 2011 to 2012 contributed to the margin improvement. Asset yields increased from 4.97 percent to 5.27 percent from 2011 to 2012 due to the change in earning asset mix from lower yielding deposits in other banks to higher yielding loans. The cost of funds continued to decrease from 1.14 percent in the second quarter of 2011 to 0.89 percent in the second quarter of 2012. Noninterest income remained relatively flat decreasing 0.7 percent in 2012. Noninterest expenses decreased 9.9 percent from $1,802,453 in the second quarter of 2011, to $1,623,208 in 2012. This decrease is primarily attributable to decreased costs associated with foreclosed assets. Foreclosed asset expense decreased from $120,908 in the second quarter of 2011 to a net income of $936 in 2012.

Loan loss reserves were $3,802,204 or 2.12 percent of total loans as of June 30, 2012. Non-performing assets were 1.9 percent of total assets at June 30, 2012, compared to 2.2 percent on that date in 2011. At June 30, 2012, the allowance for loan loss reserves equals 90 percent of impaired and non-performing assets, net of government guarantees.

Total assets were $220,164,691 as of June 30, 2012, a decrease of 3.6 percent from $228,344,483 reported as of June 30, 2011. Total deposits were $178,640,380 at quarter-end 2012, a 4.8 percent decrease from the $187,550,998 reported at the end of the second quarter of 2011. Net loans increased 1.8 percent to $175,177,109, compared to $172,005,516, at June 30, 2011.

Net income for the six months ended June 30, 2012, was $1,031,638 or $0.25 per diluted share, compared to $1,263,368 or $0.33 per diluted share, for the same period in 2011.

About Surrey Bancorp

Surrey Bancorp is the bank holding company for Surrey Bank & Trust (the “Bank”) and is located at 145 North Renfro Street, Mount Airy, North Carolina. The Bank operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full-service branch offices are also located at 653 South Key Street in Pilot Mountain, North Carolina, and 940 Woodland Drive in Stuart, Virginia.

Surrey Bank & Trust is engaged in the sale of insurance through its wholly owned subsidiary, SB&T Insurance, located at 199 North Renfro Street in Mount Airy. The Bank also owns Surrey Investment Services, Inc., which provides full-service brokerage and investment services through an association with LPL Financial, and Freedom Finance, LLC, a sales finance company located at 165 North Renfro Street in Mount Airy.

Surrey Bank & Trust can be found online at www.surreybank.com.

Non-GAAP Financial Measures

This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income and non-interest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Surrey Bancorp, in referring to its net income, is referring to income under GAAP.

Forward Looking Statements

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Surrey Bancorp’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

SURREY BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	June 30, 2012 (unaudited)	December 31, 2011	June 30, 2011 (unaudited)
Total assets	$220,165	$224,728	$228,344
Total loans	178,979	179,345	176,474
Investments	22,984	34,784	41,370
Deposits	178,640	183,938	187,551
Borrowed funds	7,750	8,100	9,100
Stockholders’ equity	31,204	30,227	29,845
Non-performing assets to total assets	1.94%	2.20%	2.22%
Loans past due more than 90 days to total loans	0.41%	0.03%	0.04%
Allowance for loan losses to total loans	2.12%	2.16%	2.53%
Book value per common share	$7.72	$7.45	$7.35

SURREY BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
Interest income	$2,716	$2,670	$5,486	$5,411
Interest expense	422	551	872	1,116
Net interest income	2,294	2,119	4,614	4,295
Provision for loan losses	672	(280)	739	(121)
Net interest income after provision for loan losses	1,622	2,399	3,875	4,416
Noninterest income	572	576	1,232	1,170
Noninterest expense	1,623	1,803	3,4777	3,533
Net income before taxes	571	1,172	1,630	2,053
Provision for income taxes	203	461	599	790
Net income	368	711	1,031	1,263
Preferred stock dividend declared	46	46	91	91
Net income available to common shareholders	$322	$665	$940	$1,172
Basic net income per share	$0.09	$0.19	$0.27	$0.33
Diluted net income per share	$0.09	$0.17	$0.25	$0.30
Return on average total assets‚	0.66%	1.26%	0.92%	1.14%
Return on average total equity‚	4.74%	9.60%	6.70%	8.62%
Yield on average interest earning assets	5.27%	4.97%	5.29%	5.16%
Cost of funds	0.89%	1.14%	0.92%	1.19%
Net yield on average interest earning assets	4.45%	3.95%	4.45%	4.10%
Overhead efficiency ratio	56.63%	66.89%	59.47%	64.65%
Net charge-offs (recoveries)/average loans	0.43%	(0.06)%	0.46%	1.16%

	The 2011 figures are adjusted for a common stock split distributed in the form of a 10% common stock dividend declared in November 2011.
‚	Annualized for all periods presented.